Black Hills Corporation
2015 Omnibus Incentive Plan
Restricted Stock Award Agreement
(Effective for Awards granted on or after January 26, 2021)

Dear _______________:

Congratulations on your selection as a Participant under Black Hills Corporation’s 2015 Omnibus Incentive Plan (the “Plan”). This Agreement and the Plan together govern your rights to the Award and set forth all of the conditions and limitations affecting such rights. All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. By signing below, you agree to be bound by all the provisions of the Plan and this Agreement.

Overview of Your Award

1.Number of Restricted Shares Granted.     ____ Shares

2.Date of Grant.         _______

3.Date of Lapse of Restrictions.

Shares	Date

____	_________
____	_________
____	_________

4.Employment by the Company. This Restricted Stock is awarded on the condition that the Participant remain in the employ of Black Hills Corporation and its Affiliates (the “Company”) from the Date of Grant through (and including) the Dates of Lapse of Restrictions. The Award of this Restricted Stock, however, shall not impose upon the Company any obligations to retain the Participant in its employ for any given period or upon any specific terms of employment.

5.Certificate Legend. Shares of Restricted Stock granted pursuant to the Plan shall be held by the Company in book entry form and shall be designated to have the following legend:

        “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Black Hills Corporation 2015 Omnibus Incentive Plan and in a Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Black Hills Corporation.”

6.Removal of Restrictions. Except as otherwise provided in the Plan, each of the Shares of Restricted Stock granted under this Agreement shall become freely transferable by the Participant on each of the “Dates of Lapse of Restrictions” set forth on Paragraph 3 herein.

Once the Shares are released from the restrictions, the Participant shall be entitled to receive certificates representing the Shares of stock which have been vested, without the restrictive legend required by Paragraph 5 of this Agreement.

Notwithstanding the terms of this Agreement, no stock shall be issued by the Corporation while its stock transfer books are closed.

7.Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and is entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock while they are held. If any such dividends or distributions are paid in Shares of common stock of the Company, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

8.Termination of Employment By Reasons of Death or Disability, and Vesting in Connection with a Change in Control. In the event the Participant’s employment is terminated by reason of Death or Disability, or in the event of a Change in Control prior to the Dates of Lapse of Restrictions, all Shares of Restricted Stock then outstanding shall immediately vest one hundred percent (100%), and as soon as is administratively practicable, the common stock representing the Shares of Restricted Stock without any restrictions or legend thereon, shall be delivered to the Participant’s beneficiary or estate.

"Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(a)The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding Shares; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of Shares by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii);

(b)Individuals who, as of December 31, 2020 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a 11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(c)(Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), unless, in each case, immediately following such Business Combination, all of the following have occurred: (i) all or substantially all of the individuals and entities who were beneficial owners of Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or
(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.
(e)A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares as a result of the acquisition of Shares by the Company which, by reducing the number of Shares then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares which increases the percentage of the then outstanding Shares Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.
Notwithstanding the above provisions of this definition, to the extent that any payment under the Agreement due to a Change in Control is subject to Code Section 409A for deferred compensation, then the term “Change in Control” shall be construed in a manner that is consistent with Code Section 409A(a)(2)(A)(v), but only to the extent inconsistent with the above provisions as determined by the Board.
9.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death prior to the Dates of Lapse of Restrictions. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.Forfeiture and Repayment.
(a)In the event the Participant’s employment is terminated for reasons other than those described in Section 8 herein prior to the Dates of the Lapse of Restrictions, all outstanding Shares of unvested Restricted Stock granted hereunder shall immediately be forfeited by the Participant.
(b)Without limiting the generality of Section 10(a), the Company reserves the right to cancel all Restricted Stock awarded hereunder, whether or not vested, and require the Participant to repay all income or gains previously realized in respect of such Restricted Stock, in the event of the occurrence of any of the following events:
(i)termination of Participant’s employment for Cause;
(ii)within one year following any termination of Participant’s employment, the Board determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;
(iii)at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:
(x)    publicly disparages the Company, any of its affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its affiliates or such individuals; or
(y)    violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct; or

(iv)Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.
(c)If the Committee determines that the Participant’s conduct, activities or circumstances constitute events described in Section 10(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:
(i)cancel any Shares of Restricted Stock awarded hereby, whether or not vested; and/or
(ii)require the Participant to repay an amount equal to all income or gain realized in respect of all such Restricted Stock. The amount of repayment shall include, without limitation, amounts received in connection with the delivery or sale of Shares of such Restricted Stock or cash paid in respect of any Restricted Stock.
There shall be no forfeiture or repayment under Section 10(b) following a Change-in-Control.
(d)The Committee, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Section 10(b) and whether and to what extent the Shares of Restricted Stock awarded hereby shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Section 10(c). The Committee shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Shares of Restricted Stock pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Committee in good faith.
(e)For purposes of applying this provision:
(i)“Cause” means any of the following:
(u)    a Participant’s violation of his or her material duties to the Company or any of its affiliates, which continues after written notice from the Company or any affiliate to cure such violation;
(v)    Participant’s willful failure to follow the lawful written directives of the Company in any material respect;

(w)    Participant’s willful misconduct in connection with the performance of any of his or her duties, including but not limited to falsifying or attempting to falsify documents, books or records of the Company or any of its affiliates, making or delivering a false representation, statement or certification of compliance to the Company, misappropriating or attempting to misappropriate funds or other property of the Company or any of its Affiliates, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates;
(x)    Participant’s breach of any material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Participant with the Company or any of its Affiliates;
(y)    conviction (or plea of nolo contendere) of the Participant of any felony, or a misdemeanor involving false statement, in connection with conduct involving the Company or any of its Subsidiaries or Affiliates; or
(z)    intentional engagement in any activity which would constitute or cause a breach of duty of loyalty, or any fiduciary duty to the Company or any of its Subsidiaries or Affiliates.
(ii)“Code of Conduct” means any code of ethics or code of conduct now or hereafter adopted by the Company or any of its Affiliates, including to the extent applicable the Company’s Code of Business Conduct, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies and Procedures, as amended, supplemented or replaced from time to time.
(f)Participant agrees that the provisions of this Section 10 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Section 10, the Company would not have entered into this Agreement.
11.Transferability. This Restricted Stock is not transferable by the Participant, whether voluntarily or involuntarily, by operation of laws or otherwise, during the Restriction Period, except as provided in the Plan. If any assessment, pledge, transfer, or other disposition, voluntary or involuntary, of this Restricted Stock shall be made, or if any attachment, execution, garnishment, or claim shall be issued against or placed upon the Restricted Stock, then the Participant’s right to the Restricted Stock shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all Restricted Stock awarded under this Agreement.

12.Tax Treatment. The following is a brief summary of the principal federal income tax consequences related to grants of restricted stock. This summary is based on the Company’s understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

The value of restricted stock granted to the Participant will be taxable to the Participant in the year in which it is no longer subject to substantial risk of forfeiture (i.e., when the restrictions lapse). When the restrictions lapse, there is an ordinary income tax event to the Participant equal to the number of shares multiplied by the market price of the shares at the time the restrictions lapse. The Participant must satisfy federal and state withholding requirements and may do so by having the Company sell sufficient shares to meet the withholding requirements.

The Participant has the option to make a Code Section 83(b) election on a grant of restricted stock. Code Section 83(b) allows the Participant to choose to be taxed immediately on the amounts received in connection with a substantially “nonvested” right (i.e., compensation that has not been constructively received). This is accomplished by the Participant filing an election with the IRS stating that he or she will pay ordinary income on the value as measured at the time of grant. Any future appreciation in the stock property will be treated as capital gain when sold. This election must be made within 30 days of the Date of Grant.

If the Participant elects Section 83(b) treatment and later forfeits the subject stock, he or she will not be entitled to any refund for the taxes paid; however, he or she will be entitled to treat the forfeiture as a sale of the stock at a loss (i.e., capital loss) (limited to the amount paid for shares--typically zero).

13.Tax Withholding.

    Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of Units, their vesting and the settlement of vested Units in Shares. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of Units hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the Units, the provisions of Section 19.2 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

14.Requirements of Law. The issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.Inability to Obtain Authorization. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

16.Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17.Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time, for any reason. Participant further agrees that awards made pursuant to this Agreement are discretionary, and do not constitute a benefit which the Company is obligated to make available to Participant, and therefore, nothing in this Agreement shall be deemed to constitute a contract of employment, or otherwise alter the at-will employment relationship between Participant and the Company.

18.Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of South Dakota without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in South Dakota and agree that such litigation shall be conducted in the courts of Pennington County or the federal courts of the United States for the District of South Dakota, Western Division.

19.Miscellaneous. The Plan may be amended by the Committee pursuant to Article 18 of the Plan. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, except as required by law.

The Plan and this Agreement are binding upon Participant, as well as his/her heirs, executors, personal representatives, trustees, attorneys, agents, administrators, and successors.

Please refer any questions you may have regarding your restricted stock to Amy K. Koenig, Vice President - Governance, Corporate Secretary and Deputy General Counsel. Once again, congratulations on receipt of your restricted stock.

Sincerely,

Amy K. Koenig
Vice President - Governance, Corporate Secretary
and Deputy General Counsel

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

     By signing a copy of this Agreement and returning it to Amy K. Koenig, Vice President - Governance, Corporate Secretary and Deputy General Counsel of Black Hills Corporation, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Award. Without limiting the generality of the preceding sentence, I understand that my right to exercise this Award is conditioned upon my continued employment with Black Hills Corporation or its Subsidiaries.

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